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                                                                  EXHIBIT (h)(9)

                                     FORM OF

                   AMENDMENT NO. 4 TO ADMINISTRATION AGREEMENT



         This AMENDMENT NO. 4, dated the _________ day of ________, 2001, is made by and between ABN AMRO FUNDS (FORMERLY KNOWN AS ALLEGHANY FUNDS), a Delaware business trust (the "Trust"), operating as an open-end management investment company registered under the Investment Company Act of 1940, as amended, duly organized and existing under the laws of the State of Delaware and ABN AMRO INVESTMENT SERVICES INC., an Illinois corporation (the "Administrator") (collectively, the "Parties").

                                WITNESSETH THAT:

         WHEREAS, the Trust and the Administrator originally entered into an Administration Agreement dated June 17, 1999, as amended to date, wherein the Administrator agreed to provide certain administrative services to each series of the Trust (the "Agreement"); and

         WHEREAS, the Parties wish to amend the Agreement to change the fees set forth on Schedule "B" to the Agreement upon the closing of the reorganization of the ABN AMRO Funds (formerly known as Alleghany Funds) into the Trust.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree to amend Schedule "B" to the Agreement in the form attached hereto as Schedule "B".

         This Amendment shall take effect upon the closing of the reorganization of the ABN AMRO Funds into the Trust.

         IN WITNESS WHEREOF, the Parties hereto have caused this Amendment consisting of one type written page, together with Schedule "B", to be signed by their duly authorized officers and their corporate seals hereunto duly affixed and attested, as of the day and year first above written.

ABN AMRO FUNDS                                 ABN AMRO INVESTMENT SERVICES INC.

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[SIGNATURE LINES OMITTED]                              [SIGNATURE LINES OMITTED]


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                                     Form of
                                  SCHEDULE "B"

                                  FEE SCHEDULE

         Each Fund will pay the Administrator on the first business day of each month a fee for the previous month at the rates listed below. The fee for the period from the effective date of this Agreement to the end of such month shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

I.       ADMINISTRATION FEES:

              .06% of less than $2 billion of the aggregate average daily net assets of the Funds; and

              .05% of aggregate average daily net assets of the Funds of at least $2 billion but not more than $12.5 billion; and

              .045% of the Funds' aggregate average daily net assets over $12.5 billion.

II.      CUSTODY LIAISON FEES:

              $10,000 for average daily net assets of a Fund less than $100 million; and

              $15,000 for average daily net assets of a Fund of at least $100 million but not more than $500 million; and

              $20,000 for average daily net assets of a Fund over $500 million.

III.     OUT-OF POCKET EXPENSES:

The Administrator shall be entitled to collect all out-of-pocket expenses. Out-of-pocket expenses include, but are not limited to, the following:

-        Postage of Board meeting materials and other materials to the Trust's
- Board members and service providers (including overnight or other courier services)
-        Telecommunications charges (including FAX) with respect to
- communications with the Trust's trustees, officers and service providers
- Duplicating charges with respect to filings with federal and state authorities and Board meeting materials
-        Courier services
-        Pricing services
- Forms and supplies for the preparation of Board meetings and other materials for the Trust by the Administrator
-        Vendor set-up charges for Blue Sky services
-        Customized programming requests
-        Travel expenses
-        Such other expenses as are agreed to by the Administrator and the Trust



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IV.      IRA ADMINISTRATIVE SERVICES

         Shareholder Account Fees:          $15.00 per account per year

         The account fee shall be waived for shareholders who maintain an aggregate IRA balance of $50,000 or greater.

Approved September ___, 2001